U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: May 14, 2001



                              HADRO RESOURCES, INC.
         ---------------------------------------------------------------
        (Exact Name of Small Business Issuer as Specified in its Charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter)



         00-25579                                         87-0571853
(Commission file number)                    (I.R.S. Employer Identification No.)



                                 50 West Liberty
                                    Suite 880
                               Reno, Nevada 89501
                    (Address of Principal Executive Offices)

                                 (702) 433-5250
                           (Issuer's telephone number)







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Items 1 through 4 and 6 not applicable.

Item 5. Other Events.

     On April 24, 2001, Hadro Resources, Inc., a Nevada corporation (the "Company") and Northwest Petroleum, Inc., a California corporation ("Northwest") entered into the Moffat Ranch exploration agreement (the "Exploration Agreement") pursuant to which the Company will acquire a working interest and an initial net revenue interest in certain oil and gas lease mineral interests and oil and gas lease options held by Northwest, which comprise approximately 5,282 acres of the Moffat Ranch Gas Field in Madera County, California (the "Moffat Ranch Leases"). Pursuant to the terms of the Exploration Agreement, the Company will initially acquire an approximate 37.5% net revenue interest and an approximate 50% working interest and subsequently, before payout, the Company will acquire a 32.81% net revenue interest and an approximate 43.75% working interest (and Northwest will be entitled to a 4.68% net revenue interest and an approximate 6.25% working interest). After payout occurs (when the Company recovers all of its costs of seismic, drilling and completion), Northwest will revert to a 9.37% net revenue interest and an approximate 12.5% working interest. The terms of the Exploration Agreement further provide that in consideration for the interests, the Company will (i) upon execution, pay to Northwest $2,500, (ii) on or before July 2, 2001, fund a 3-D seismic survey program in the amount of $280,000 for the Moffat Ranch Leases, (iii) pay Northwest for land and leasing rentals in the approximate amount of $131,500 for the Moffat Ranch Leases, and (iv) on or before August 15, 2001, execute an operating agreement to provide drilling funds of $500,000 (subject to the independent interpretation of the 3-D seismic survey). In the event the Company elects not to drill on the Moffat Ranch Leases, there is no fault or penalty under the Exploration Agreement, however, Northwest will retain all rights to the Moffat Ranch Leases.

Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired.

         Not Applicable.

     (b) Pro Forma Financial Information.

         Not Applicable.

     (c) Exhibits.

          10.4 Moffat Ranch Exploration Agreement dated April 24, 2001 between Hadro Resources, Inc. and Northwest Petroleum, Inc.




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                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                             HADRO RESOURCES, INC.


Date:  May 14, 2001                          By: /s/  Grant Atkins
                                                 -------------------------------
                                                      Grant Atkins, President